EXHIBIT 10.3
American International Group, Inc.
Sign-On Restricted Share Award Agreement
          This award agreement (this “Award Agreement”) sets forth the terms and conditions of an award (this “Award”) of restricted shares (“Restricted Shares”) granted to you by American International Group, Inc. (the “Company” or “AIG”) under the American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”) on July 16, 2008 (the “Date of Grant”).
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement, or in the attached Glossary of Terms, have the meanings as used or defined in the Plan.
     2. Award. The number of Restricted Shares subject to this Award is set forth at the end of this Award Agreement. Each Restricted Share is one share of Common Stock (the “Share” or the “Shares” as the context requires) subject to restrictions and other terms and conditions set forth in this Award Agreement. Until such restrictions have lapsed in accordance with this Award Agreement, your rights in respect of the Restricted Shares, and as a shareholder of AIG, will be limited as described herein. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 15.
     3. Vesting; Restrictions.
     (a) Vesting. Except as provided in Paragraphs 4 and 5, you shall become vested in the Restricted Shares, and the Restrictions (as defined in Paragraph 3(b) below) shall lapse, in equal installments on each of the second, third and fourth anniversaries of the Date of Grant (each, a “Scheduled Vesting Date”).
     (b) Restrictions. As of the Date of Grant, one or more Certificates representing the Restricted Shares shall be registered in your name, but shall be held by AIG or its designated agent until the relevant Scheduled Vesting Date. You shall be the beneficial owner of the Restricted Shares and shall have the rights of a shareholder of AIG with respect to the Restricted Shares, including full voting rights and the right to receive all dividends at the times and in the manner paid to shareholders generally, but (i) you shall not be entitled to delivery of Certificates representing the Restricted Shares until the relevant Scheduled Vesting Date, and (ii) unless the Committee determines otherwise, none of the Restricted Shares may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged in any manner until the relevant Scheduled Vesting Date (clauses (i) and (ii) of this paragraph, collectively, the “Restrictions”). Promptly after the relevant Scheduled Vesting Date (or if earlier, as provided in Paragraph 5 below), Certificates representing the vested Shares shall be delivered to you.

     4. Termination and Non-Delivery of Restricted Shares. Except as provided in Paragraph 5, your rights in respect of your outstanding Restricted Shares shall immediately terminate, and you shall forfeit such Shares with no further right or interest therein, if at any time prior to the relevant Scheduled Vesting Date your Employment with the Company terminates for any reason.
     5. Termination of Employment. Notwithstanding Paragraphs 3(b) and 4, but subject to Paragraph 6:
     (a) Death; Disability. If you die, or if your Employment with the Company is terminated by reason of Disability, prior to any Scheduled Vesting Date, and provided your rights in respect of the Restricted Shares have not previously terminated, all of the Restricted Shares that have not yet vested shall vest, the Restrictions on such Shares shall lapse and Certificates representing such Shares shall be delivered to you or the representative of your estate, as applicable, as soon as practicable after the date of termination of your Employment with the Company and after such documentation as may be reasonably requested by the Committee is provided to the Committee, but all other conditions of this Award Agreement, including Paragraph 6, shall continue to apply.
     (b) Retirement; Termination with Benefits under Executive Severance Plan. If (i) you retire from Employment with the Company with the consent of the Committee (which consent shall not be unreasonably withheld), or (ii) your Employment with the Company is terminated under circumstances that entitle you to receive “Severance Installments” (or similar payments) under AIG’s Executive Severance Plan or any successor or substitute plan (as in effect from time to time, and giving effect to the letter agreement, effective July 16, 2008, between you and AIG (the “Letter Agreement”), the “Executive Severance Plan”), and provided your rights in respect of the Restricted Shares have not previously terminated, all of the then Restricted Shares shall continue to vest, the Restrictions on such Shares shall continue to lapse and Certificates representing the Restricted Shares shall continue to be deliverable to you, in each case in accordance with the vesting and delivery schedule set forth in Paragraph 3, but all other conditions of this Award Agreement, including Paragraph 6, shall continue to apply. For the avoidance of doubt, if your Employment with the Company terminates under any circumstance other than as set forth in clause (i) or (ii) of the preceding sentence or as set forth in Paragraph 5(a), then Paragraph 4 shall apply, your rights in respect of your then outstanding Restricted Shares shall immediately terminate and you shall forfeit such Shares with no further right or interest therein.
     6. Restrictive Covenants; Forfeiture; Release Required.
     (a) Restrictive Covenants. You acknowledge and recognize the highly competitive nature of the businesses of the Company and accordingly agree as follows:
     (i) Noncompetition.
     (A) For a period from the Date of Grant until the first anniversary of termination of your Employment with the Company, except as provided in Paragraph 6(a)(i)(B) or 6(a)(i)(C) below, you shall not: (1) engage in any Competitive Business for your own account;

(2) enter the employ of, or render any services to, any person engaged in any Competitive Business; or (3) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.
     (B) Notwithstanding anything to the contrary in this Award Agreement, during the period from the Date of Grant until the first anniversary of the termination of your Employment with the Company, you may:
     (1) directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market, provided that you (x) are not a controlling person of, or a member of a group that controls, such person and (y) do not, directly or indirectly, own two percent or more of any class of securities of such person;
     (2) directly or indirectly own, solely as an investment, limited partnership, membership or similar passive interests (including, without limitation, “carried interests”) in any private equity fund, hedge fund, investment fund or similar entity, provided that during your Employment with the Company, you have no participation in the management of such fund or entity and, during your Employment and thereafter until the first anniversary of the termination of your Employment with the Company, you have no participation in connection with the selection, acquisition, holding, management or disposition of any of the investments made by any such fund or entity in any Competitive Insurance Business; and
     (3) serve as an outside director on the board of any enterprise, other than a Competitive Insurance Business, whose common securities are publicly traded on a national or regional stock exchange or on the over-the-counter market.
     (C) Notwithstanding anything to the contrary in this Award Agreement, during the period from the termination of your Employment with the Company until the first anniversary of such termination, you may:
     (1) be employed by or provide services in any capacity to any private equity firm, hedge fund, investment fund or similar entity, provided that prior to the first anniversary of the termination of your Employment with the Company you have no participation in connection with the selection, acquisition, holding, management or disposition of any of the investments made by any such fund or entity in any Competitive Insurance Business; and

     (2) provide investment banking services to an investment bank or services in any capacity to a consulting firm, provided that prior to the first anniversary of your termination of Employment with the Company (x) you do not provide services, advice, counsel or information to, or have any duties or responsibilities regarding, a Competitive Insurance Business served by such investment bank or consulting firm, (y) the investment bank or consulting firm is not part of an enterprise that, on a consolidated basis, is a Competitive Insurance Business and (z) you do not serve as Chief Executive Officer or President or hold any equivalent office of any enterprise that, on a consolidated basis, is a Competitive Business.
     (ii) Nonsolicitation. For a period from the Date of Grant until the second anniversary of termination of your Employment with the Company, you shall not directly or indirectly, without AIG’s written consent, hire, solicit or encourage to cease to work with the Company any employee designated as a “Partner” or “Senior Partner” for purposes of AIG’s Partners Plan and/or Senior Partners Plan (or any similar designation in any successor or substitute plan or program) (an “Employee”) of the Company (other than, during your Employment with the Company, in the course of the performance of your duties). Anything to the contrary notwithstanding, the Company agrees that the following shall not be deemed a violation of this Paragraph 6(a)(ii): (A) your responding to an unsolicited request for an employment reference regarding any former Employee of the Company from such former Employee, or from a third party, by providing a reference setting forth your personal views about such former Employee (other than, during your Employment with the Company, in contravention of any Company policy with respect to such references) or (B) if a person or entity with which you are associated hires or engages any Employee of the Company, if you were not, directly or indirectly, involved in hiring, soliciting or identifying such person as a potential recruit or assisting in the recruitment of such Employee. For purposes hereof, you shall only be deemed to have been involved “indirectly” in hiring, soliciting or identifying an Employee if you (x) direct a third party to solicit or hire the Employee, (y) identify an Employee to a third party as a potential recruit or (z) aid, assist or participate with a third party in soliciting or hiring an Employee.
     (iii) Nondisparagement. You agree (whether during or after your Employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers, directors or managers of the Company, other than truthful statements to the extent reasonably necessary (A) in order to correct or refute any incorrect, disparaging or derogatory public statements, (B) with respect to any litigation, arbitration or mediation involving this Agreement, any other agreement with the Company, your employment with the Company or any claim arising out of such employment, including, but not limited to, the enforcement of this Agreement, such other agreement(s) or the terms of your employment with the Company or (C) as required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you. The

Company agrees to instruct its directors and executives not to (whether during or after your Employment with the Company) issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about you, other than truthful statements to the extent reasonably necessary (1) in order to correct or refute any incorrect, disparaging or derogatory public statements, (2) with respect to any litigation, arbitration or mediation involving this Agreement, any other agreement with you, your employment with the Company or any claim arising out of such employment, including, but not limited to, the enforcement of this Agreement, such other agreement(s) or the terms of your employment with the Company or (3) as required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Company.
     (iv) Cooperation. You agree (whether during or after your Employment with the Company) to reasonably cooperate (A) with the Company in connection with any litigation (other than a litigation involving a dispute between the Company and you) or regulatory matters in which you may have relevant knowledge or information and (B) with any government authority on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company; provided that this cooperation shall include, without limitation, (x) your meeting and conferring, at a time mutually convenient to you and the Company, with the Company’s designated in-house or outside attorneys for trial preparation purposes, including, to your knowledge, answering questions and explaining factual situations, and including preparing to testify, or appearing for deposition, (y) your appearing for trial and giving truthful trial testimony without the need to serve a subpoena for such appearance and testimony and (z) your giving truthful sworn statements to the Company’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt the Company’s attorneys as your own (unless you reasonably conclude that there is, or reasonably could be, a conflict of interest that would, under applicable ethical rules, disqualify such attorneys from representing you), and to accept their reasonable record instructions at deposition. To the extent possible, the Company will try to limit your cooperation to regular business hours. In any matter subject to this clause (iv), you shall not be required to act against your own legal interests, and any request for such cooperation shall, to the extent reasonably practicable, take into account your business commitments. The Company agrees to provide you reasonable prior written notice, to the extent practicable, in the event your assistance is required. The Company will reimburse you for the reasonable out-of-pocket costs and expenses incurred by you as a result of providing such cooperation, upon the submission of the appropriate documentation to the Company. Such costs and expenses shall include travel costs and legal fees to the extent you reasonably believe that separate representation is warranted. Your entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Paragraph 6(a)(iv), shall in no way affect your rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents, any applicable insurance policy, and/or in accordance with the Letter Agreement. All expenses eligible for reimbursement hereunder shall be paid to you as promptly as administratively practicable after you have submitted to the Company your written request therefor with appropriate documentation, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement hereunder shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder.
     (v) Confidentiality.
     (A) You shall not, without the prior written consent of the Company or other than in carrying out your duties and responsibilities to the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information or any Personal Information; provided, however, that you may disclose such information (1) when required to do so by law or by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, by any arbitrator or mediator, or by any administrative body or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make accessible such information; and provided, further, that in the event that you are ordered by a court, other government agency or arbitrator or mediator to disclose any Confidential Information or Personal Information, you shall (a) promptly notify the Company of such order; (b) at the written request of the Company, diligently contest such order at the sole expense of the Company (all of which expenses shall, to the extent practicable, be paid directly by the Company); and (c) at the written request of the Company, seek to obtain, at the sole expense of the Company (all of which expenses shall, to the extent practicable, be paid directly by the Company), such confidential treatment as may be available under applicable laws for any information disclosed under such order, (2) with respect to any litigation, arbitration or mediation involving this Award Agreement or any other agreement with the Company, including, but not limited to, the enforcement of this Award Agreement or such other agreement(s), (3) as to Confidential Information or Personal Information that becomes generally known to the public or within the relevant trade or industry other than due to your violation of this Paragraph 6(a)(v), or (4) in connection with any assistance provided by you pursuant to Paragraph 6(a)(iv).
     (B) Promptly after the date of termination of your Employment with the Company, you shall return AIG property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information. Anything to the contrary notwithstanding, you shall be entitled to retain (1) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (2) information showing your compensation or relating to reimbursement of expenses, (3) information that you reasonably believe may be needed for tax purposes and (4) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company.
     (vi) Developments. Developments shall be the sole and exclusive property of the Company. You agree to, and hereby do, assign to the Company, without any further consideration, all of your right, title and interest throughout the world in and to all Developments. You agree that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledge that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. You hereby assign to the Company, without any further consideration, all of the rights comprised in the copyright and other proprietary rights that you may have in any such Development to the extent that it might not be considered a work made for hire. You shall use your reasonable efforts to make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly at any time upon request.
     (vii) Reasonableness; Enforcement.
     (A) You understand that the provisions of this Paragraph 6(a) may limit your ability to earn a livelihood in a business similar to the business of the Company, but you nevertheless agree and hereby acknowledge that: (1) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (2) such provisions contain reasonable limitations as to time and scope of activity to be restrained; (3) such provisions are not harmful to the general public; and (4) such provisions are not unduly burdensome to you. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any provisions of Paragraph 6(a) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
     (B) It is expressly understood and agreed that, although you and the Company consider the restrictions contained in this Paragraph 6(a) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Paragraph 6(a) or elsewhere in this Award Agreement is an unenforceable restriction against you, the provisions of the Award Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Award Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other enforceable restrictions contained herein.

     (C) You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Paragraph 6(a) would be inadequate, and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     (b) Forfeiture. If, prior to the Scheduled Vesting Date for any Restricted Shares, the Board determines, upon adoption of a resolution by a majority of the Board other than you, and after providing you, together with counsel, a reasonable opportunity to be heard before the Board, that (i) you materially breached this Award Agreement (including, without limitation, by attempting to have any dispute under this Award Agreement or the Plan resolved in any manner that is not provided for by Paragraph 15) or (ii) grounds existed, on or prior to the date of termination of your Employment with the Company, to terminate your employment for Cause, then your rights in respect of your then outstanding Restricted Shares shall immediately terminate, and you shall forfeit such Shares with no further right or interest therein.
     (c) Release Required. Notwithstanding any other provision of this Award Agreement to the contrary, you acknowledge and agree that any vesting of Restricted Shares or delivery of Certificates that would occur after termination of your Employment with the Company is conditional upon and subject to your execution of a release and waiver, substantially in the form set forth on Annex A, of certain claims you may have against the Company and its directors, officers and affiliates, except as expressly excluded in the release or in any other written agreement between you and AIG. If the release and waiver does not become effective and irrevocable within 45 days of the date of termination of your Employment with the Company, your rights in respect of your then outstanding Restricted Shares shall immediately terminate, and you shall forfeit such Shares with no further right or interest therein.
     (d) Requirements of Other Agreements. Unless you agree otherwise in writing as provided in the last sentence of this Paragraph 6(d), (i) the definition of “Good Reason” set forth in Section 9 of the Letter Agreement, (ii) the definition of “Cause” contained in the glossary of terms attached hereto and (iii) the restrictive covenants set forth in this Paragraph 6 shall also be the only definitions of “Good Reason” and “Cause” and the only covenants of such types, respectively, that will apply to you, now and in the future, for purposes of any other agreement, plan or award to or with you (whether such agreement, plan or award exists on the date hereof or arises in the future), and shall supersede the definitions of “Good Reason” and “Cause” and covenants of the same types in other awards, agreements or plans that would otherwise apply to you.
     In addition to the foregoing, it is agreed that the form of release set forth in Annex A shall be the only form of release required from you for any purpose, including any agreement, plan, program or other arrangement of the Company to which you are a party or in which you otherwise participate.

     For the avoidance of doubt, in no event shall any award agreement, plan or other arrangement to which you are a party or in which you participate, now or in the future, supersede or modify in any way the provisions of this Paragraph 6(d) unless you and the Company enter into an agreement in writing which states specifically that such award agreement, plan or other arrangement supersedes or constitutes a modification of this Paragraph 6(d).
     7. Non-transferability. In addition to the Restrictions, except as otherwise may be provided by the Committee, the limitations set forth in Section 3.5 of the Plan shall apply. Any assignment or delegation in violation of the provisions of this Paragraph 7 shall be null and void.
     8. Withholding, Consents and Legends.
     (a) The delivery of Certificates representing Restricted Shares, the issuance of Restricted Shares or any other event that may give rise to a federal or other governmental tax withholding obligation on the part of the Company is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan).
     (b) Your rights in respect of the Restricted Shares are conditioned on the receipt to the reasonable satisfaction of the Committee of any required Consent (as defined in Section 3.3 of the Plan) that the Committee may reasonably determine to be necessary or advisable (including, without limitation, your consenting to deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on your behalf to satisfy withholding and other tax obligations in connection with this Award).
     (c) AIG may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee reasonably determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under this Award Agreement or under a separate agreement with AIG). AIG may advise the transfer agent to place a stop transfer order against any legended Shares.
     9. Section 409A. The Restricted Shares subject to this Award Agreement are intended to constitute a grant of restricted property subject to taxation under Section 83 of the Code and to satisfy the corresponding exemption from Section 409A of the Code. This Award Agreement is intended to, and shall be interpreted, administered and construed to, treat this exemption from Section 409A as applying to the Award of the Restricted Shares under this Award Agreement.
     10. No Rights to Continued Employment. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued Employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your Employment.
     11. Successors and Assigns of AIG. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, AIG and its successor entities (as defined in Section 3.6 of the Plan).
     12. Committee Discretion. Subject to Paragraph 13, except as provided otherwise in this Award Agreement, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
     13. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.1(a), 1.3.1(b) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your prior written consent (or the consent of your estate, if such consent is obtained after your death). Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     14. Adjustment. Subject to Paragraph 13, the Restricted Shares shall be subject to amendment and adjustment in accordance with Section 1.6.4 of the Plan.
     15. Arbitration; Choice of Forum. Any dispute, controversy or claim between the Company and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in accordance with the terms set forth in Annex A to your Letter Agreement (which terms shall be deemed to apply mutatis mutandis to the Plan and this Award Agreement and to be incorporated by reference herein).
     16. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
     18. Vesting Not Subject to Executive Severance Plan. For the avoidance of doubt, notwithstanding Paragraph 5(b), this Award Agreement shall not be subject to any equity vesting provisions contained in the Executive Severance Plan.
     19. Plan Section 2.8. One third of the Award hereunder (comprised of the Restricted Shares which are to vest and be delivered on the second anniversary of the Date of Grant) is made and will be delivered from among the Shares described in Section 2.8 of the Plan (as in effect on the date hereof) that may be delivered without giving effect to the restrictions set forth in Section 2.9 of the Plan (as in effect on the date hereof).
     20. Survival. The provisions of this Award Agreement, including Paragraph 6, shall survive any termination of your Employment with the Company and/or any delivery or forfeiture of Shares.
     21. Preemption. If any provision of this Award Agreement, including any provision of the Plan as incorporated and/or limited herein, is inconsistent with any provision of any other agreement, plan or other arrangement of the Company applicable to you, the provision of this Agreement shall prevail.
     22. Authorization. The Company represents and warrants to you that all necessary corporate action has been taken for the execution and delivery by the Company of this Award Agreement and its taking the actions contemplated hereunder.

          IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

AMERICAN INTERNATIONAL GROUP, INC.

	By:	/s/ Andrew J. Kaslow

	By:	/s/ Kathleen E. Shannon

Recipient:	Robert B. Willumstad

Number of Restricted Shares:	1,052,406

Date of Grant:	July 16, 2008

Scheduled Vesting Dates:	July 16, 2010 (as to 350,802 Shares)

July 16, 2011 (as to 350,802 Shares)

July 16, 2012 (as to 350,802 Shares)

Receipt Acknowledged:	/s/ Robert B. Willumstad
Robert B. Willumstad

Glossary of Terms
The following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the Award Agreement or the Plan.
          “Cause” means (i) your willful failure to perform substantially your duties with the Company or any subsidiary of the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your willful malfeasance or misconduct in the conduct of your duties with the Company; (iii) your willful and material violation of a provision of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, as such codes of conduct may be in effect from time to time (and provided to you), or other material written policies regarding behavior of employees (and provided to you); or (iv) your conviction of, or entry of a plea of guilty or no contest with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element. For purposes hereof, no act or inaction shall be deemed to be “willful” if you reasonably believed that such action or inaction was in, or not opposed to, the best interests of the Company. In addition, except with respect to clause (iv) of this definition, “Cause” shall not exist unless (x) written notice stating the basis therefor is provided to you, (y) if the conduct that is the basis for such claim is reasonably susceptible of cure, you are given ten (10) days from such notice to cure such conduct and (z) the Board determines, upon adoption of a resolution by a majority of the Board other than you, and after providing you, together with counsel, a reasonable opportunity to be heard before the Board, that “Cause” exists and, if the conduct that is the basis for such claim is reasonably susceptible of cure, that you have failed to cure such conduct in the time provided herein.
          “Competitive Business” means (i) any Competitive Insurance Business, (ii) any private equity fund, hedge fund, investment fund or similar entity and/or (iii) (x) any of American Express Company, Bank of America Corporation, Citigroup Inc., Goldman Sachs Group Inc., HSBC Holdings plc, JPMorgan Chase & Co., Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., Morgan Stanley or Wells Fargo & Company or (y) any successor to a material part of the business of any of the foregoing. In addition, any subsidiary of a Competitive Business shall be a Competitive Business.
          “Competitive Insurance Business” means any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that (i) engages in Insurance Activities or has active plans to engage in Insurance Activities in any geographical area in which the Company does business and (ii) derives (or, if not yet actively engaged in such Insurance Activities, can, within 12 calendar months following start up of such activities, reasonably be expected to derive) 15% or more of its revenues from such Insurance Activities. In addition, any subsidiary of a Competitive Insurance Business shall be a Competitive Insurance Business.
          “Confidential Information” means information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists and marketing plans and other, proprietary and confidential information relating to the business of the Company or its customers, that, in any case, is not otherwise available to the public or in the relevant trade or industry (other than by your breach of the terms of this Award Agreement).
          “Developments” means all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by you alone or with others, and in any way relating to (i) the business or any proposed business of the Company of which you have been made aware, or (ii) the products or services of the Company of which you have been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during your Employment with the Company.
          “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a continuous period of not less than 12 months during which you qualify for income replacement benefits under AIG’s long-term disability plan for at least three months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
          “Insurance Activities” means (i) the property and casualty insurance business, including commercial insurance, business insurance, personal insurance and specialty insurance; (ii) the life, accident and health insurance business; (iii) the underwriting, reinsurance, marketing or sale of (x) any form of insurance of any kind that the Company as of the date of determination does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”) or (y) any other form of insurance that is marketed or sold in competition with any AIG Insurance Product; or (iv) any other insurance business that as of the date of determination is a direct and material competitor of one of the Company’s insurance businesses. For the avoidance of doubt, if a person or entity engages solely in self-insurance activities as a part of its operations, such activities shall not constitute the engagement in Insurance Activities by such person or entity.
          “Personal Information” means any nonpublic information concerning the personal, social or business activities of the officers or directors of the Company.
          “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

Annex A
RELEASE OF CLAIMS
1. Release of Claims
     In partial consideration of the payments and benefits described in (a) the Sign-On Restricted Stock Award Agreement (the “Stock Agreement”), dated July 16, 2008, by and between Robert B. Willumstad (“Executive”) and American International Group, Inc. (the “Company”), (b) the Sign-On Stock Option Award Agreement (the “Option Agreement”), dated July 16, 2008, by and between Executive and the Company, (c) the letter agreement (the “Letter Agreement”), effective July 16, 2008, by and between Executive and the Company and (d) if applicable, the American International Group, Inc., Executive Severance Plan (as in effect from time to time, the “ESP”), in each case, to which Executive agrees Executive is not entitled following the termination of his employment with the Company until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, subject to the following sentence hereof, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever that in any way are related to Executive’s employment, compensation or benefit matters with the Company, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended, and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any and all rights relating in any way to his employment, compensation or benefit matters that he may have against the Releasees under such laws; provided, that Executive does not waive, discharge or release claims or rights with respect to (i) the right to enforce the Stock Agreement, the Option Agreement, the Letter Agreement, any entitlement to unpaid severance under the ESP or any other award agreement that is listed on Schedule 1 attached hereto, (ii) any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy, (iii) any vested right Executive may have to compensation, benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of Company or any of its subsidiaries that is listed on Schedule 1 attached hereto, (iv) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against

Executive as a result of any act or failure to act for which Executive, on the one hand, and Company or any Releasee, on the other hand, are jointly liable, or (v) any right or claim Executive may have unrelated to his employment relationship with the Company (collectively, the “Unreleased Claims”).
2. Proceedings
     Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.
3. Time to Consider
     Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT, AND HAS, IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4. Revocation
     Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.
5. No Admission
     This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
6. General Provisions
     A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
7. Governing Law
     The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.
     IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE	Robert B. Willumstad